ANNUAL CERTIFICATE OF COMPLIANCE

OF

SCP SERVICING, LLC

BMO 2022-C3 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2022-C3

 I, Vartan Derbedrossian, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Primary Servicer and a Reporting Person (hereinafter the “Reporting Person”), under the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of October 1, 2022, certify pursuant to Section 10.08 to the Certificate Administrator, the Trustee, and the Depositor (as those terms are defined in the Pooling and Servicing Agreement) all of the following as of Feburary 27, 2023:

(a)      that a review of the activities of the Reporting Person during the period from 1/1/2022 to 12/31/2022 (the “Reporting Period”) and of its performance under this Pooling and Servicing Agreement has been made under my supervision;

(b)     that, to the best of my knowledge, based on such review, the Reporting Person has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects during the period from 1/1/2022 to 12/31/2022 (the “Reporting Period”)

(c)      that the Reporting Person has maintained an effective internal control system over the servicing of mortgage loans including the Loans; and

(d)     that the Reporting Person has not received any notice regarding qualification, or challenge to the status of any Trust REMIC as a REMIC, from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of Feburary 27, 2023.

REPORTING PERSON:

SCP Servicing LLC,

a Delaware limited liability company

By: /s/Vartan Derbedrossian

Name: Vartan Derbedrossian

Title:  Chief Servicing Officer